Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
Dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS STRONG 2ND QUARTER RESULTS
Net income and comparable store sales are up

Sunbury, PA (July 30, 2015) - Weis Markets, Inc. (NYSE:WMK) today reported a 28.4% increase in its second quarter net income, while its sales for the same period increased 3.8%.

During the thirteen-week period ended June 27, 2015, the Company's net income increased 28.4% to $16.4 million compared to the same thirteen-week period ended June 28, 2014. Second quarter earnings per share increased 27.1% to $0.61 compared to $0.48 per share for the same period in 2014. The Company's second quarter sales increased 3.8% to $718.4 million while its comparable store sales for the same period increased 4.3%.

"Our second quarter results reflect our continuing investments in sales-building strategies and disciplined promotions that helped us generate strong sales and net income increases," said Jonathan Weis, Weis Markets' Chairman and CEO. "During the period, our results benefited from strong unit sales growth throughout our fresh and center store departments."

Year-to-Date

For the 26-week period ended June 27, 2015, the Company's net income increased 7.2% to $29.5 million while earnings per share increased 7.8% to $1.10. The Company's year-to-date sales increased 3.8% to $1.4 billion compared to the same 26-week period ended June 28, 2014. Year-to-date comparable store sales increased 3.8%.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter - 2015
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 27, 2015	June 28, 2014	(Decrease)
Net Sales	$718,380,000	$691,875,000	3.8%
Income Before Income Taxes	25,787,000	20,094,000	28.3%
Provision for Income Taxes	9,357,000	7,296,000	28.2%
Net Income	$16,430,000	$12,798,000	28.4%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.61	$0.48	$0.13

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 27, 2015	June 28, 2014	(Decrease)
Net Sales	$1,430,806,000	$1,379,002,000	3.8%
Income Before Income Taxes	45,820,000	43,150,000	6.2%
Provision for Income Taxes	16,281,000	15,586,000	4.5%
Net Income	$29,539,000	$27,564,000	7.2%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.10	$1.02	$0.08